HUDSON CITY BANCORP, INC. ANNOUNCES
               SENIOR MANAGEMENT CHANGE TO TAKE EFFECT AT YEAR-END

PARAMUS, N.J., Feb. 9/ -- Hudson City Bancorp, Inc. (Nasdaq: HCBK) (the "Company"), the holding company for Hudson City Savings Bank, announced today that Mr. Leonard S. Gudelski will step down as Chief Executive Officer of Hudson City Bancorp and Hudson City Savings Bank, effective as of December 31, 2001. Mr. Gudelski will continue to be employed as Chairman of the Board of both Hudson City Bancorp and Hudson City Savings. Mr. Gudelski will be 67 years old in October, 2001. Concurrently, the Board of Directors announced that Mr. Ronald
E. Hermance Jr., the President of Hudson City Bancorp and Hudson City Savings has been appointed to succeed Mr. Gudelski as Chief Executive Officer, effective as of December 31, 2001. Mr. Gudelski stated "I have complete confidence in Mr. Hermance's ability to lead Hudson City Bancorp with continued success."

Mr. Hermance has served as President, Chief Operating Officer and as a member of the Board of Directors of Hudson City Bancorp since its incorporation in 1999 and has served as President and Chief Operating Officer of Hudson City Savings since 1997. Mr. Hermance previously was Senior Executive Vice President, Chief Operating Officer and has been a member of the Board of Managers/Directors of Hudson City Savings since 1988. The Boards of Directors will explore further senior management appointments in the near future.

Hudson City Savings Bank is a wholly owned subsidiary of Hudson City Bancorp, Inc. and maintains its headquarters in Paramus, New Jersey. It is the largest savings bank in New Jersey. Hudson City Savings operates 79 full service branches throughout thirteen New Jersey counties. Hudson City Savings' deposits are insured by the Federal Deposit Insurance Corporation.

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "except," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp's interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp's operations.

/CONTACT: Louis J. Beierle, Vice President, Investor Relations of Hudson City Bancorp, Inc., 201-967-1900, fax - 201-634-9012, ljbeierle@hcsbnj.com/